Registration No. 333-33794

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIGNETTE CORPORATION

(Exact Name of Registrant as specified in its charter)

Delaware	74-2769415
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1301 South MoPac Expressway

Austin, Texas 78746

(512) 741-4300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Bryce Johnson

Vice President, General Counsel

and Corporate Secretary

Vignette Corporation

1301 South MoPac Expressway

Suite 100

Austin, Texas 78746

(512) 741-4300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian K. Beard

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, Texas 78746

(512) 338-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-3 (No. 333-33794) which was declared effective on March 31, 2000 (the “Registration Statement”), is being filed to deregister unsold common stock, preferred stock, debt securities and/or warrants of Vignette Corporation (the “Company”).

Open Text Corporation, a Canadian corporation (“Open Text”), Scenic Merger Corp., a Delaware corporation and wholly owned subsidiary of Open Text, and Vignette have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for, among other things, the merger of Scenic Merger Corp. with and into Vignette, with Vignette surviving as a wholly owned subsidiary of Open Text (the “Merger”) and the conversion of all outstanding shares of Vignette’s common stock into the right to receive $8.00 per share of cash, without interest, and 0.1447 of one shares of Open Text common stock.

On July 21, 2009, Open Text acquired outstanding shares of Vignette’s common stock and subsequently effected the Merger pursuant to General Corporation Law of Delaware. The Merger became effective as specified in a Certificate of Merger filed with the Secretary of State of the State of Delaware on July 21, 2009.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post–effective amendment any securities registered under the Registration Statement which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on July 21, 2009.

VIGNETTE CORPORATION

By:	/s/ Michael A. Aviles
Michael A. Aviles,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated, on July 21, 2009.

Signatures	Title	Date

/s/ Michael A. Aviles
Michael A. Aviles	President, Chief Executive Officer and Director (Principal Executive Officer)	July 21, 2009

/s/ T. Patrick Kelly
T. Patrick Kelly	Chief Financial Officer (Principal Financial Officer)	July 21, 2009